Exhibit 107.1

Calculation of Filing Fee Table

Form S-3 ASR

(Form Type)

Asensus Surgical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Equity	Common Stock, par value $0.001 per share	Rule 457(c)	22,000,000	$0.56	$12,320,000	0.0001102	$1,357.66	‑	‑	‑	‑
Carry Forward Securities

					Total Offering Amount:		$12,320,000
					Total Fee Previously Paid:		‑
					Total Fee Offsets:		‑
					Net Fee Due:		$1,357.66

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Pursuant to Rule 457(c) under the Securities Act of 1933, the offering price is computed on the basis of the average of the high and low prices of the common stock of Asensus Surgical, Inc., as reported on the NYSE American on June 5, 2023.